Exhibit 4(a)
Material Contracts





                 Seoul Economic Daily Agreement

                            Agreement

The Seoul Economic Daily ("Seoul") and P&P Research (P&P) have made and entered into this MOU to pursue a joint business as follows:


Article 1. (Purpose)
This Agreement aims to allow both parties to establish strategic friendly relations in pursuing joint business and generating earnings.

Article 2. (Term of Agreement)
This Agreement shall be valid from February 15, 2001 to February 4, 2002. This Agreement shall remain in full force as long as its stipulations are being fulfilled as agreed upon by both parties. Likewise, this Agreement shall be automatically extended for another year unless otherwise agreed upon by both parties.

Article 3. (Contents of Agreement)
  1. Seoul  shall  invest three times as much  as  10%  of  P&P's total capital in kind.
  2. P&P shall allow Seoul to maintain 10% equity in case of rights issue (provided that the premium multiple for rights  issue  shall be adjusted mutually within  a  3-fold multiple).
  3. Seoul's investment shall be in the form of printed advertisements (provided that both parties shall determine advertisement space and unit price later through mutual consultation).
  4. Seoul shall fulfill its investment obligations (advertisements) only upon receipt of P&P's equity.
  5. The takeover amount (10%) shall match the investment in kind (exclusive of VAT). VAT shall be paid in cash and remitted to Seoul's account.


Article 4. (Good Faith)
  1. Both parties shall do their best to pursue and operate the joint business in good faith.
  2. Both parties shall exert their best efforts to pursue the joint business through this mutual cooperation Agreement and generate earnings within the shortest possible time.

Article 5. (Adjustment of Agreement)
Matters   not  specified  under  this  Agreement,  as   well   as
discrepancies arising from the interpretation of the provisions of this Agreement shall be amicably settled through mutua1 consultation.

Article 6. (Termination of Agreement)
P&P  may  terminate the Agreement in case any  of  the  following violations remain unresolved within a 30-day grace period:
  1  Seoul  does  not maintain 10% of P&P's total equity  at  the time of rights issue;
  2. Seoul   does   not   fulfill   its  investment   obligations
      (advertisements).

Article 7. (Others)
Throughout the effectivity of this Agreement, both parties may disclose information related to joint business only upon mutual agreement.

IN WITNESS WHEREOF, both parties hereto have executed this Agreement in duplicate.
Both parties shall have custody of one original copy to prove the conclusion of this
Agreement as of the date written below:

                                            February (    ), 2001


President & CEO: Kim Young-ryol         President & CEO: Lee Fun-woo
The Seoul Economic Daily                P&P Research Co. ,Ltd.
19 Junghak-dong, Jongno-gu, Seoul       337-5 Seogyo-dong, Mapo-gu, Seoul